UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 3, 2006	0-29768
Date of Report (Date of earliest event reported)	Commission File Number

24/7 REAL MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3995672
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

132 West 31st Street
New York, New York 10001
(Address of Principal Executive Offices) (Zip Code)

(212) 231-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 3, 2006, the Company issued a press release announcing the expansion of the role of its Executive Vice President and Chief Financial Officer, Jonathan K. Hsu, to include Chief Operating Officer of the Company, effective immediately.  In his expanded role, Mr. Hsu, 34, is responsible for the Company’s global financial operations, as well as technology development, corporate development, investor relations, marketing, product management, human resources and various administrative functions.

Mr. Hsu joined 24/7 Real Media in March 2000.  Prior to assuming his role as Executive Vice President and Chief Financial Officer in January 2004, Mr. Hsu served as the Company’s Senior Vice President, Corporate Development and Strategic Planning.  Prior to joining 24/7 Real Media, Mr. Hsu worked for JP Morgan Chase Securities, where he specialized in M&A activities for new economy companies, telecommunication firms and financial sponsors. Previously, he served as a venture capitalist at American Lead Ventures and founded a magazine distributed internationally by Time Warner.

Mr. Hsu’s employment is subject to an employment agreement (a copy of which was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 15, 2006).  Mr. Hsu’s employment arrangement includes an annual base salary for 2006 of $200,000, stock options and a bonus and equity incentive award based on the achievement of certain revenue and earnings targets (as described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 21, 2005), and he may be awarded additional salary, stock options or other equity-based compensation from time to time in the future.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release, dated August 3, 2006, entitled “24/7 Real Media CFO Jonathan K. Hsu Assumes Role of Chief Operating Officer.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

24/7 REAL MEDIA, INC.

Date: August 8, 2006	By:	/s/ Mark E. Moran
Mark E. Moran
Executive Vice President and General Counsel